 Exhibit 12
August 13, 2021

Red Oak Capital Fund V, LLC
625 Kenmoor Avenue SE, Suite 200
Grand Rapids, Michigan 49546

RE: Red Oak Capital Fund V, LLC – Bonds
Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation and filing by you of an Offering Statement on Form 1-A (File No. 024-11263) (as amended, the “Offering Statement”) under the Securities Act of 1933, as amended (the “Act”) and Regulation A promulgated thereunder, with respect to the qualification of $75,000,000, in the aggregate, of 7.50% senior secured bonds (the “A Bonds”), 7.50% senior secured bonds (the “B Bonds”), 8.00% senior secured bonds (the “A R-Bonds”) and 8.00% senior secured bonds (the “B R-Bonds” and together with the A Bonds, B Bonds and A R-Bonds, the “Bonds”) of Red Oak Capital Fund V, LLC (the “Company”).

This opinion letter is being delivered in accordance with the requirements of Item 17 of Form 1-A under the Securities Act.

In rendering the opinions expressed below, we have acted as counsel for the Company and have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of (i) the Offering Statement, (ii) the Indenture between the Company, as obligor and UMB Bank, N.A., as trustee (the “Trustee”) filed as Exhibit 3(a) to the Offering Statement (the “Indenture”), (iii) the First Supplemental Indenture between the Company and Trustee filed as Exhibit 3(b) to the Offering Statement (the “Supplemental Indenture”), (iv) the form of A Bond filed as Exhibit 3(c) to the Offering Statement, (iv) the form of A R-Bond filed as Exhibit 3(d) to the Offering Statement, (v) the form of B Bond filed as Exhibit 3(e) to the Offering Statement, (vi) the form of B R-Bond filed as Exhibit 3(f) to the Offering Statement, (vii) the preliminary offering circular contained within the Offering Statement, (vi) the relevant Company filings with the Delaware Secretary of State, (viii) the Company Opinion Certificate and (xi) the operating agreements and such other documents and records of the Company and Red Oak Capital GP, LLC, a Delaware limited liability company and the Company's manager, certificates of public officials and representatives of the Company, resolutions and forms of resolutions and other documents and have examined such questions of law and have satisfied ourselves to such matters of fact, as we have deemed necessary or appropriate as a basis for the opinions set forth herein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, and the legal capacity of all natural persons. We have also assumed the conformity with the original documents of any copies thereof submitted to us for our examination and the authenticity of the originals of such documents.

Based on the foregoing, we are of the opinion that the Bonds are duly and validly authorized for issuance and, upon the due execution, authentication and issuance of the Bonds as contemplated by the form of Indenture, the Offering Statement and the offering circular contained therein, and upon payment and delivery of the Bonds as contemplated by the Offering Statement, the Bonds will be: (i) validly issued, fully paid and non-assessable; and (ii) valid and binding obligations of the Company.

The foregoing opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) general principles of equity (whether considered in a proceeding in equity or at law); and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws, and we express no opinion with respect to whether acceleration of the Bonds may affect the collectability of any portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

We assume for purposes of this opinion that the Company will remain duly organized, validly existing and in good standing under Delaware law.

To the extent that the obligations of the Company under an Indenture may be dependent thereon, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that, when executed, the Indenture will have been duly authorized, executed and delivered by the Trustee and will constitute a legally valid, binding and enforceable obligation of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations; and that the Trustee will have the requisite organizational and legal power and authority to perform its obligations under the Indenture.

We consent to the use of this opinion as an exhibit to the Offering Statement and to the reference to our name under the heading “LEGAL MATTERS” in the Offering Statement.

Very truly yours,

/s/ KVCF
Kaplan Voekler Cunningham & Frank PLC